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                                                                    Exhibit 99.n


                                CLASS SHARES PLAN

                       THE HARTFORD MUTUAL FUNDS II, INC.

I.    INTRODUCTION

This Multiple Class Shares Plan (the "Plan") for the underlying funds of The Hartford Mutual Funds II, Inc.(1) (the "Funds") has been prepared to provide the Board of Directors with an overview of the multiple class structure that was originally implemented for the Funds on November 14, 1994. In addition, this document fulfills the requirements of SEC Rule 18f-3(d), promulgated under the Investment Company Act of 1940, that provides for the creation and maintenance of a multiple class shares structure without the necessity of an SEC Exemptive Order.

Pursuant to Rule 18f-3(d), this document sets forth the separate arrangements, characteristics, and expense allocations for each class and all related conversion features and exchange privileges, thus providing the framework for the Funds' multiple class structure. In addition, the Board's responsibilities with respect to the multiple class shares program are set forth. Any material amendments to the Plan will be presented to the Board for its approval.

II.   BACKGROUND

The Funds' multiple class program became effective on November 14, 1994 pursuant to: (i) Board approval of the program received on June 28, 1994; (ii) an SEC Exemptive Order dated June 21, 1994; and (iii) an IRS Private Letter Ruling dated May 10, 1994(2). With the effectiveness of Rule 18f-3 in early 1995, fund groups operating with a multiple class share structure pursuant to an SEC Exemptive Order were given the option to continue to operate under the Exemptive Order or elect to comply with the provisions of Rule 18f-3. At the Boards' June 27, 1995 meeting the Directors


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     (1) The Fortis Mutual Funds that, as of November 30, 2001, had a multiple class shares structure were the three portfolios of Fortis Advantage Portfolios, Inc. (Asset Allocation Portfolio, Capital Appreciation Portfolio and High Yield Portfolio), the three portfolios of Fortis Equity Portfolios, Inc. (Capital Fund, Value Fund and Growth & Income Fund), Fortis Growth Fund, the two portfolios of Fortis Income Portfolios, Inc. (U.S. Government Securities Fund--"USG" and Strategic Income Fund), the sole portfolio of Fortis Money Portfolios, Inc. (Money Fund), the two portfolios of Fortis Tax-Free Portfolios, Inc. (National Portfolio and Minnesota Portfolio) and the two portfolios of Fortis Worldwide Portfolios, Inc. (Global Growth Portfolio and International Equity Portfolio). Effective December 1, 2001 the fourteen funds identified in this footnote were reorganized as series under a new Maryland corporation, Hartford-Fortis Series Fund, Inc. On February 19, 2002 six of these Funds (Asset Allocation Portfolio, Global Growth Portfolio, International Equity Portfolio, Growth & Income Fund, High Yield Portfolio and Money Fund) were, after shareholder approval, reorganized ("merged") into comparable Hartford Funds. Of the remaining eight Funds, 7 have been renamed (Capital Appreciation Portfolio has become The Hartford SmallCap Growth Fund, Growth Fund has become The Hartford Growth Opportunities Fund, Value Fund has become The Hartford Value Opportunities Fund, Capital Fund has become The Hartford Growth Fund, Tax-Free National Portfolio has become The Hartford Tax-Free National Fund, Tax-Free Minnesota Portfolio has become The Hartford Tax-Free Minnesota Fund and U.S. Government Securities Fund has become The Hartford U.S. Government Securities
Fund) and have added additional classes of shares as discussed within this Plan. The final remaining Fund, Strategic Income Fund, is in the process of being liquidated. The class share structure of Strategic Income Fund is not being changed as a result of this amendment to the Plan.

     (2) The Funds also received an opinion letter from KPMG Peat Marwick LLP, dated September 7, 1994, that concludes that Class H shares, which were not included in the request for the Private Letter Ruling, are consistent with the holdings and requirements of the Ruling.
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approved the Funds' election to operate under Rule 18f-3 effective on such date as Fund management selected. Fund management selected July 31, 1995.

In light of the fact that, as of July 31, 1995, the Funds' multiple class program had not been materially modified since its approval on June 28, 1994 and amendment on December 8, 1994, all that was necessary to effectuate the transition to Rule 18f-3 was the creation of this Plan and filing it with the SEC as an exhibit to the Funds' registration statement. No additional Board approvals were necessary and the Plan was filed and became effective July 31, 1995.

The Plan was amended, effective December 1, 2001, due to the reorganization of the seven Minnesota corporations (Fortis Advantage Portfolios, Inc., Fortis Equity Portfolios, Inc., Fortis Growth Fund, Inc., Fortis Income Portfolios, Inc., Fortis Money Portfolios, Inc., Fortis Tax-Free Portfolios, Inc. and Fortis Worldwide Portfolios, Inc.) that "housed" the fourteen Fortis Mutual Funds into a single Maryland corporation (Fortis Series Fund, Inc.). The multiple class share structure for the underlying fourteen Funds did not change as a result of the reorganization. The reorganization took place as part of the integration of the Fortis Fund family into The Hartford Fund family as a result of the acquisition of Fortis Financial Group by The Hartford in April of 2001.

The Plan is now being amended, effective February 19, 2002. The purpose of this amendment is to: 1) remove six of the Funds from the Plan, due to their reorganization (or "merger") into comparable Hartford Funds; and 2) add additional classes to seven of the remaining Funds. (See footnote 1 above.)

III.  MULTIPLE CLASS SHARES STRUCTURE

The Funds' multiple class shares program allows an investor to select not only the Fund that has an investment objective that best suits his or her investment needs, but also the most appropriate distribution method. Specifically, the investor is able to choose a method of purchasing shares that the investor believes is most beneficial given the amount of the investment, length of time the investor expects to hold his or her shares and other relevant circumstances. The investor's choice of a class also determines how the investor's sales representative will be compensated on that sale of shares.

Rule 18f-3 authorizes the Board to create additional classes of shares that are tailored to particular customers, distribution channels and shareholder servicing arrangements. This flexibility will allow the Funds to quickly adapt to future changes in the marketplace.

      A.    CLASS SPECIFICATIONS

The multiple class shares program consists of ten classes of shares. The specifics as to how each Fund has implemented the multiple class structure and the characteristics of each Fund's classes are set forth in Exhibit A and are also contained in the Funds' prospectus.

Classes A, B, C and Y have been added to the Funds effective February 19, 2002. These classes have the same expense and sales load structure as the comparable classes in the other Hartford Funds.
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Classes L, M and N were, until February 19, 2002, classes A, B and C for the
Funds. These classes have retained their expense and sales load structures and are only available to those shareholders who were invested in them on February 15, 2002. Similarly, Classes H, E and Z have, as of February 19, 2002, also retained their expense and sales load structures and are only available to those shareholders who were invested in them on February 15, 2002. Classes L, M, N, E, H, and Z do not incur separate fees for transfer agent, fund accounting and administrative services. Classes A, B, C and Y do incur such fees.

Class Z shares are limited to The Hartford Growth Opportunities Fund and are pure "no load" shares; they are not subject to any sales charge or 12b-1 fees and no dealer concession is paid on their purchase.

Class E shares are limited to The Hartford U.S. Government Securities Fund, The Hartford Tax-Free National Fund and the The Hartford Tax-Free Minnesota Fund. At the time the multiple class shares program was implemented, these were the only Funds whose shareholders were not assessed a Rule 12b-1 fee. In light of this fact, and recognizing that in order to remain viable and competitive, future sales of these Funds' shares must provide an ongoing trail commission to the sales force funded by a Rule 12b-1 fee, it was determined that in the interest of fairness and as a reward for their loyalty to these Funds, the USG and Tax-Free shareholders of record on November 13, 1994 should not be asked to incur a Rule 12b-1 fee. Class E was developed for these shareholders and it will not be subject to any Rule 12b-1 fee (unless a Rule 12b-1 plan is subsequently adopted by the Class E shareholders). Class E shareholders are allowed to obtain additional Class E shares of their Funds through reinvestment of dividends and capital gains and/or additional purchases.

      B.    EXCHANGES

With respect to exchanges of shares, the general rule under the multiple class shares program is that Fund shares of one class can only be exchanged for shares of the same class of another Hartford Fund, including those Hartford Funds that are not covered by this Plan. For example, the holder of Class A shares of The Hartford Growth Opportunities Fund is allowed to exchange those shares for Class A shares of The Hartford Value Opportunities Fund or any other Hartford Fund. However, that shareholder is not allowed to exchange his or her Class A Hartford Growth Opportunities Fund shares for Class B, Class H, or Class C shares of The Hartford Value Opportunities Fund, The Hartford Growth Opportunities Fund or any other Fund.

Classes L, M, N, H, Z and E provide some exceptions to the general rule concerning exchanges. As long as a shareholder remains invested in Class L, Class M, Class N, Class E or Class H shares of more than one Fund, they can exchange these shares for the corresponding class shares of the other Fund(s) in which they are invested. If a shareholder in one of these classes wants to exchange into a Fund and class that they are not otherwise invested in, they must exchange into the Class A, Class B or Class C shares of that fund. Class L, Class M, Class N, Class E, Class H or Class Z shares of the Funds may be exchanged for shares of any other Hartford Mutual Fund as follows:
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
                                          OTHER SHARE CLASS OF
SHARE CLASS                            THE HARTFORD MUTUAL FUNDS
  Class L                -                      Class A
  Class M                -                      Class B
  Class N                -                      Class C
  Class H                -                      Class B
  Class Z                -                      Class A
  Class E                -                      Class A

      C.    CONVERSIONS

As the multiple class shares structure is presently structured, the only conversions that will take place are the conversion of Class B shares (except those purchased by reinvestment of dividends and other distributions paid on those shares) to Class A shares and the conversion of Class M and H shares (except those purchased by reinvestment of dividends and other distributions paid on those shares) to Class L shares on the ninth anniversary of the purchase of those shares. Shares of these classes purchased through the reinvestment of dividends and other distributions paid on such shares are, for purposes of conversion, considered to be held in a separate sub-account. Each time any Class B shares convert to Class A, or Class M or H shares convert to Class L, a proportionate number of the shares of the same class in the sub-account converts to Class A or Class L, respectively.

      D.    COMPLIANCE GUIDELINES

The broker-dealer selling the Funds is responsible for determining the suitability of their client's investment in the Funds, including the determination as to which class is appropriate for the investor to purchase. The Funds' prospectus also includes the following recommended guideline:

      Generally, it is more advantageous for an investor that is considering an investment in Class B, Class M or Class H shares of more than $500,000 or an investment in Class C or Class N shares of more than $1,000,000 to invest in Class A or Class L shares instead.

IV.   ALLOCATION OF EXPENSES

Under the multiple class shares program, Fund-Level expenses are allocated to the various classes based upon the relative net assets held by each class. For Class-Level expenses, each Class is allocated the amount of that expense actually incurred by the Class. Specifically, expenses are allocated as follows:


Type of Expense                                                         Allocation
---------------                                                         ----------
  DIRECT SHAREHOLDER EXPENSES:
    Investment Advisory & Management Fees                               Fund-Level

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
    12b-1 Fees                                                          Class-Level

  OPERATING EXPENSES:
    Director Fees & Expenses                                            Fund-Level
    Directors' Travel & Expenses                                        Fund-Level
    Legal Fees & Expenses                                               Fund-Level
    Audit Fees                                                          Fund-Level
    Custodian Fees                                                      Fund-Level
    Insurance, Errors & Omissions                                       Fund-Level
    Dues                                                                Fund-Level
    Expense Limitation                                                  Fund-Level
    Registration & Filing Fees                                          Fund-Level
    SEC                                                                 Fund-Level
    Blue Sky (State)                                                    Class-Level
    Mailing & Postage - Reports, Prospectuses                           Fund-Level
    Printing-Reports                                                    Fund-Level
    Mailing and Postage - Proxy                                         Fund-Level
    Printing-Proxy                                                      Fund-Level
    Transfer Agent (Classes A, B, C and Y only)                         Class-Level
   Fund Accounting (Classes A, B, C and Y only)                         Class-Level

The foregoing methodology for the allocation of expenses has been reviewed and approved by the Board of each Fund. Any subsequent changes to the allocation methodology must similarly be reviewed and approved by the Board of each Fund. However, under Rule 18f-3, the Board's approval of the Plan constitutes an approval of the included allocation of expenses.

The Board receives quarterly and annual statements concerning, as applicable, distribution and shareholders' servicing expenditures under the Funds' Rule 12b-1 plans. These statements, including the allocations upon which they are based, are presented for approval by the Directors in the exercise of their fiduciary duties.

V.    BOARD RESPONSIBILITIES

The responsibilities of the Board of Directors under the multiple class shares program and Rule 18f-3 are as follows:

      A.    BOARD APPROVALS:

      As discussed earlier, the Board must approve all material amendments to the Plan. Specifically, this approval requires the vote of a majority of the Directors and a majority of the non-interested Directors. In order to approve the amended Plan, the Board must find that the amended Plan, including the expense allocation, is in the best interest of each class individually and each Fund as a whole. Before any vote on the Plan, the Directors are obligated to request and evaluate, and any agreement relating to a class arrangement shall
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      require the parties thereto to furnish, such information as may be reasonably necessary to evaluate the Plan.

      B.    MONITORING FOR CONFLICTS OF INTEREST:

      On an ongoing basis, and pursuant to their fiduciary responsibility under the 1940 Act, the Directors monitor the Funds for the existence of any material conflicts between the interests of the shareholders of different classes. If such a conflict arises, the Boards, including a majority of the independent directors, will take such action as is reasonably necessary to eliminate the conflict. The Funds' investment adviser and principal underwriter, Hartford Investment Financial Services Company ("HIFSCO"), has agreed that they will be responsible for reporting any potential or existing conflicts to the directors. If a conflict among classes arises, HIFSCO will remedy such conflict at its own expense, up to and including establishing a new registered management investment company.

      C.    APPROVAL OF RULE 12B-1 PLANS:

      The implementation of the multiple class shares program has not altered the requirement under Rule 12b-1 that the Board annually approve each Fund's 12b-1 Plans and their related agreements.

      D.    DIVIDEND RATE APPROVAL:

      The dividend setting committee of the Board of Directors will be responsible for approving the daily and other periodic dividend rates.

VI.   CONCLUSION

The foregoing information provides an overview of Hartford-Fortis Series Fund, Inc.'s multiple class structure. In addition, this document provides the Directors with an outline of their duties in monitoring the class shares program. Therefore, it is suggested that each Director retain this document for use in connection with their future responsibilities with regard to the multiple class shares program.